 EXHIBIT 99.1

Frozen Food Express Industries, Inc.
Announces Appointment of CFO

Dallas, Texas – May 20, 2010 – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that John R. McManama, age 57, has been elected to the position of Senior Vice President and Chief Financial Officer effective May 19th.  Mr. McManama previously assumed the role of Vice President and Interim Chief Financial Officer on November 6, 2009.

Mr. McManama is a Certified Public Accountant, licensed in Texas, and previously served as Vice President of Finance since April 2009 and Vice President of Strategic Planning since April 2008 of FFE Transportation Services Inc., and Director of Operations of FFE Logistics Inc. since November 2007.  Mr. McManama has over 20 years of senior level financial experience in the transportation industry.  Mr. McManama is a graduate of the University of Alabama, Birmingham and has an MBA from the University of Houston.

“John has done an outstanding job in the interim role and is a valuable asset to our senior management team as we navigate through a difficult period in the economy and our industry”, said Mit Stubbs, Chairman and CEO of FFE.  “We are very pleased to have someone with his extensive transportation experience leading our financial organization”.

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

CONTACT:  Frozen Food Express Industries, Inc.
          Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
          Russell Stubbs, President
          John Hickerson, Executive VP and COO
          John McManama, SVP and CFO
          (214) 630-8090
          ir@ffex.net